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                        THE CHICAGO DOCK AND CANAL TRUST

                                     BYLAWS


                                    PREAMBLE

     These Bylaws have been adopted by the Trustees of The Chicago Dock and Canal Trust, an Illinois business trust (the "Trust"), established pursuant to a Declaration of Trust dated January 22, 1962, restated September 16, 1986, and subsequently amended (the "Declaration of Trust"), pursuant to the absolute and exclusive power and control over the management and conduct of the business and affairs of the Trust vested in the Trustees pursuant to Article III of the Declaration of Trust. These Bylaws are intended to supplement the provisions of the Declaration of Trust and to assist the Trustees in their management and conduct of the business and affairs of the Trust in accordance with the Declaration of Trust. No provision of these Bylaws shall be deemed to supersede in any respect any provision of the Declaration of Trust. In the event of any conflict between the provisions of these Bylaws and the provisions of the Declaration of Trust, the provisions of the Declaration of Trust shall be controlling.

     1.   COMMITTEES OF TRUSTEES

          (a) In accordance with Section 6.14 of the Declaration of Trust, there are hereby established the following Committees of Trustees, each of which shall consist of two (2) or more Trustees and shall have and may exercise the powers conferred or authorized pursuant to this Section 1 (and expressly excluding the powers specified in Article III, paragraph 3, Article IV, Section
4.1 and Article XI of the Declaration of Trust): Nominating Committee, Audit Committee, Compensation Committee, Negotiating Committee and Stock Option Committee.

          (b) The Nominating Committee shall consider and recommend to the Board of Trustees nominees for election as Trustees and officers, including any candidates for nominees as Trustee submitted by shareholders.

          (c) The Audit Committee shall consist solely of non-employee Trustees and shall perform the following duties:


                                   EXHIBIT 3.2

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               (i)  to conduct appropriate review of all related-party
          transactions to which the Trust proposes to be a party and to review all potential conflicts of interest situations involving the Trust, Trustees and/or officers of the Trust and to make appropriate recommendations to the Board concerning such matters;

               (ii) to recommend annually to the Board for its approval the appointment of the Trust's independent auditors, review the results of the annual audit, monitor the Trust's compliance with the requirements under the Internal Revenue Code of 1986, as amended, as a real estate investment trust, review the financial controls of the Trust and consult with the auditors on matters relating to the accounting systems and financial statements of the Trust;

               (iii) subject to appropriate review by the Board of Trustees, to review the Trust's Annual Report on Form 10-K, the proxy statement for any annual or special meeting of shareholders, and, to the extent from time to time requested by the Board of Trustees or considered appropriate by the Committee, any other documents proposed to be filed with the Securities and Exchange Commission.

          (d) The Compensation Committee shall review and recommend to the Board of Trustees the amount and form of compensation and benefits paid to executive officers and Trustees of the Trust.

          (e) The Negotiating Committee shall consist of the President of the Trust, who shall serve as Chair of the Committee, and two (2) or more additional Trustees. The function of the Negotiating Committee is to consider major operating decisions, including significant transactions involving the Trust, and to make recommendations in respect thereof to the Board of Trustees.

          (f) The Stock Option Committee shall consist of all of the non-employee Trustees. Unless otherwise determined by resolution of the Board of Trustees, the Chair of the Compensation Committee shall serve as Chair of the Stock Option Committee. The function of the Stock Option Committee is to administer the Trust's employee stock option plans and to approve all grants of stock options under the Trust's employee stock option plans.

          (g) Each Committee shall have and exercise such other or additional powers and authority and perform such other or additional functions (expressly excluding the powers specified in Article III, paragraph 3, Article IV, Section
4.1 and Article XI of the Declaration of Trust) as may from time to time be determined by resolution of the Board of Trustees.

          (h)  In accordance with Section 6.14 of the Declaration of Trust, the

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Trustees, by resolution duly adopted, may at any time change the membership of any Committee, fill vacancies in any Committee or dissolve any Committee. The Trustees may also appoint persons who are not Trustees to serve as advisory members of any Committee. Subject to the provisions of paragraph (e) above with respect to the service of the President as Chair of the Negotiating Committee, the Trustees, by resolution duly adopted, may designate any member of a Committee to serve as Chair of the Committee; and in the absence of such designation of a Chair by the Trustees, a majority of the members of any Committee may designate the Chair of such Committee.

          (i) A majority of the members then constituting any Committee and attending any meeting of the Committee duly called may exercise and perform any of the powers, authority and functions of such Committee. Unless otherwise determined by resolution of the Committee, any meeting of any Committee may be called by the President of the Trust, by the Chair of the Committee or by a majority of the members of the Committee upon not less than forty-eight (48) hours prior notice delivered by mail, commercial overnight delivery service, facsimile transmission or telegram; provided that the Stock Option Committee shall be deemed to be duly convened at any meeting of the Trustees duly called at which a quorum is present and at which matters relating to employee compensation may be considered. The President of the Trust shall be invited and be entitled to attend all meetings of Committees unless the President is excused from attendance at any meeting by resolution of the Committee or the Board of Trustees. Subject to the foregoing provision as to attendance by the President, no person other than a Committee member shall be entitled or permitted to attend any meeting of a Committee except upon the invitation of the Chair of the Committee or by resolution of such Committee or the Board of Trustees.

     2.   RETIREMENT OF TRUSTEES

     No person shall be nominated to serve as a Trustee of the Trust who has attained the age of 72 as of the April 30 preceding the Annual Meeting of Shareholders at which such election of Trustees is to be conducted.

     3.   HONORARY TRUSTEES

     The Trustees, by resolution duly adopted, may from time to time designate one or more retired Trustees, or one or more categories of retired Trustees, as Honorary Trustees, who may have such privileges to attend and participate in the discussion at meetings of Trustees as may be determined by such resolution.

     4.   NOMINATION OF TRUSTEES

     No person shall be nominated for Trustee of the Trust or shall otherwise be eligible for election as Trustee unless either (i) such person shall be nominated by the Board of Trustees of the Trust or (ii) such person shall be nominated by one or more

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shareholders who shall deliver written notice of such nomination to the
Secretary of the Trust at the principal executive offices of the Trust not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting of Shareholders. Such shareholder's notice of nomination shall set forth as to each person whom the shareholder proposes to nominate for election as Trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election context, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules thereunder and under any other applicable laws or regulations (including, without limitation, such person's written consent to being named as a nominee).

     5.   VOTING BY SHAREHOLDERS

     In accordance with Section 5.3 of the Declaration of Trust, the shareholders of the Trust shall elect the Trustees at the Annual Meeting of Shareholders; and in accordance with Section 5.4 of the Declaration of Trust, special meetings of the shareholders may be called by the Trustees but only for the purpose of enabling the shareholders to vote on those matters upon which they are specifically entitled to vote by the Declaration of Trust. Consistent with the provisions of Section 5.4 of the Declaration of Trust, the Trustees shall determine which matters (in addition to the election of Trustees at the Annual Meeting of Shareholders) the shareholders are entitled to vote upon at any meeting of the shareholders; and the Trustees may, in their sole discretion, but need not, request a non-binding confirming or advisory vote of the shareholders with respect to any matter as to which the Trustees consider such vote to be appropriate (including by way of example the approval of the Trust's independent auditors and the approval of any employee or Trustee stock option plan).

     6.   CONDUCT OF SHAREHOLDERS' MEETINGS

     The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at any meeting of shareholders shall be announced at the meeting by the person presiding over the meeting. The Board of Trustees may to the extent not prohibited by law adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Trustees, the chair of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such
chair, are appropriate for the proper conduct of the meeting.   Such rules,
regulations or procedures, whether adopted by the Board of Trustees or prescribed by the chair of the meeting, may to the extent not prohibited by law include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted proxies or such other persons as the Board of Trustees or the chair of the

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meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless, and to the extent, determined by the Board of Trustees or the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure. In accordance with Section 7.5 of the Declaration of Trust, the President of the Trust shall preside as chair at all meetings of shareholders, unless the President is not available to do so.

     7.   CONDUCT OF TRUSTEES' MEETINGS

     In accordance with Section 7.5 of the Declaration of Trust, the President of the Trust shall preside at all meetings of the Trustees; provided that the majority of the Trustees then holding office and attending any meeting duly called may excuse the President from any portion of a meeting. No person other than a Trustee shall be entitled or permitted to attend any meeting of the Trustees except upon the invitation of the President, unless otherwise determined by resolution of a majority of the Trustees then holding office and attending any meeting duly called.

     8.   AMENDMENT

     These Bylaws may be modified, amended or revoked in whole or in part at any time by resolution of a majority of the Trustees then holding office and attending any meeting duly called.